As filed with the U.S. Securities and Exchange Commission on March 22, 2021.

File No. 001-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF

SECURITIES PURSUANT TO SECTION 12(b) OR 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934

Jackson Financial Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-0486152
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1 Corporate Way Lansing, Michigan	48951
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(517) 381-5500

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Class A Common Stock, par value $0.01 per share	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Jackson Financial Inc.

Information Required in Registration Statement

Cross-Reference Sheet Between the Items of Form 10 and the Information Statement

This Registration Statement on Form 10 incorporates by reference information contained in our Information Statement filed as Exhibit 99.1 to this Form 10. For your convenience, we have provided below a cross-reference sheet identifying where the items required by Form 10 can be found in the Information Statement.

Item No.	Item Caption	Location in Information Statement
1.	Business	See “Information Statement Summary,” “Risk Factors,” “Special Note Regarding Forward-Looking Statements and Information,” “The Demerger,” “Recapitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Where You Can Find More Information.”

1A.	Risk Factors	See “Information Statement Summary,” “Risk Factors” and “Special Note Regarding Forward-Looking Statements and Information.”

2.	Financial Information	See “Information Statement Summary,” “Risk Factors,” “Recapitalization,” “Capitalization,” “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Financial Information,” “Key Non-GAAP Financial Measures and Operating Measures,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk.”

3.	Properties	See “Business—Properties.”

4.	Security Ownership of Certain Beneficial Owners and Management	See “Beneficial Ownership of Common Stock.”

5.	Directors and Executive Officers	See “Management.”

6.	Executive Compensation	See “Management” and “Executive Compensation.”

7.	Certain Relationships and Related Transactions and Director Independence	See “Risk Factors,” “Certain Relationships and Related Person Transactions” and “Management.”

8.	Legal Proceedings	See “Business—Legal Proceedings.”

9.	Market Price of, and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters	See “The Demerger,” “Dividend Policy,” “Beneficial Ownership of Common Stock,” “Description of Capital Stock” and “Shares Available for Future Sale.”

10.	Recent Sales of Unregistered Securities	On July 17, 2020, pursuant to an investment agreement with Athene Life Re Ltd. (“Athene”), Athene invested $500 million in Jackson Financial Inc. (“JFI”) in exchange for 87 shares of Class A common stock and 13 shares of Class B common stock representing approximately 9.9% of the total combined voting power and approximately 11.1% of the total common stock of JFI. The sale of Class A common stock and Class B common stock was made in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Item No.	Item Caption	Location in Information Statement

On June 17, 2020, Prudential plc (“Prudential”) and Jackson Finance, LLC (“Jackson Finance”) entered into an Assignment and Assumption Agreement, whereby the $2.0 billion surplus note issued by Brooke Life Insurance Company (“Brooke Life”) and held by Prudential was assigned to Jackson Finance in connection with debt restructuring transactions. Subsequently, the Brooke Life surplus note was contributed to JFI and JFI issued 374 shares of Class A common stock to Prudential (US Holdco 1) Limited (“PUSH”) pursuant to a subscription agreement, ultimately resulting in a cashless transaction.

On June 24, 2020, JFI entered into a Supplemental Agreement in respect to JFI’s $350.0 million loan with Standard Chartered Bank, pursuant to which JFI transferred the loan to Prudential, which was the guarantor of the loan. JFI established a payable to Prudential for $350.0 million, plus all outstanding interest due on the loan, and Prudential, in turn, set up a receivable, which was contributed to JFI’s parent. Subsequently, JFI issued 66 shares of Class A common stock to PUSH pursuant to a subscription agreement and accepted this receivable in settlement of the share subscription under a deed of assignment and settlement, ultimately resulting in a cashless transaction.

11.	Description of Registrant’s Securities to be Registered	See “Description of Capital Stock.”

12.	Indemnification of Directors and Officers	See “Risk Factors,” “Certain Relationships and Related Person Transactions” and “Description of Capital Stock—Limitations on Liability and Indemnification.”

13.	Financial Statements and Supplementary Data	See “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Index to Consolidated Financial Statements” and the financial statements referenced therein.

14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	None.

15.	Financial Statements and Exhibits	(a) Financial Statements See “Index to Consolidated Financial Statements” and the financial statements referenced therein. (b) Exhibits See below.

The following documents are filed as exhibits hereto:

Exhibit No.	Exhibit Descriptions

2.1#	Form of Demerger Agreement, dated as of , 2021, between Prudential plc and Jackson Financial Inc.

3.1#	Form of Second Amended and Restated Certificate of Incorporation of Jackson Financial Inc.

3.2#	Form of Second Amended and Restated Bylaws of Jackson Financial Inc.

4.1#	Form of Class A Common Stock Certificate.

10.1#	Form of Registration Rights Agreement, dated as of , 2021, between Jackson Financial Inc. and Prudential plc.

10.2*	Coinsurance Agreement, dated as of June 18, 2020, by and between Jackson National Life Insurance Company and Athene Life Re Ltd.

10.2.1*	Amendment No. 1 to Coinsurance Agreement, dated as of September 30, 2020, by and between Jackson National Life Insurance Company and Athene Life Re Ltd.

10.3*	Investment Agreement, dated as of June 18, 2020, by and between Athene Life Re Ltd. and Brooke (Holdco1) Inc.

10.4*	Stockholder Agreement, dated as of July 17, 2020, among Jackson Financial Inc., Prudential (US Holdco 1) Limited, Athene Life Re Ltd. and any Person who becomes a party thereto pursuant to Section 3.1(c) thereof.

10.5#	Amended and Restated Registration Rights Agreement, dated as of , 2021, by and between Jackson Financial Inc. and Athene Life Re Ltd.

10.6#†	Jackson Financial Inc. 2021 Omnibus Incentive Plan.

10.7#†	Form of Restricted Share Award Agreement.

10.8#†	Form of Performance Share Award Agreement.

10.9#	Form of Director Indemnification Agreement.

10.10*	Revolving Credit Agreement, dated as of February 22, 2021, by and among Jackson Financial Inc., the banks party thereto and Citigroup Global Markets Inc., as Administrative Agent.

10.11*	Term Loan Agreement, dated as of February 22, 2021, by and among Jackson Financial Inc., the banks party thereto and Citigroup Global Markets Inc., as Administrative Agent.

10.12*†	Separation Letter, dated as of October 19, 2020, from PPM America, Inc. to Mark Mandich.

10.13*†	Offer Letter Agreement, by and between Aimee DeCamillo and Jackson National Life Insurance Company, dated as of March 21, 2019.

10.14*†	Retention/Incentive Award Letter, by and between Jackson National Life Insurance Company and Aimee DeCamillo, dated as of March 26, 2020.

10.15*†	Offer Letter Agreement, by and between Axel André and Jackson National Life Insurance Company, dated as of December 12, 2019.

10.16*†	Offer Letter Agreement, by and between Chad Myers and Jackson National Life Insurance Company, dated as of January 8, 2020.

10.17*†	Executive Contract of Employment, by and between Michael Falcon, Jackson National Life Insurance Company and Prudential PLC, dated as of October 11, 2018.

Exhibit No.	Exhibit Descriptions

10.18*†	Offer Letter Agreement, by and between Michael Falcon and Prudential PLC, dated as of October 11, 2018.

10.19*†	Letter Agreement, by and between Michael Falcon and Prudential PLC, dated as of April 5, 2020.

21.1*	List of subsidiaries of Jackson Financial Inc.

99.1*	Preliminary Information Statement of Jackson Financial Inc., subject to completion, dated March 22, 2021.

99.2*	Form of Notice of Internet Availability of Information Statement Materials.

*	Filed herewith.
†	Identifies each management contract or compensatory plan or arrangement.
#	To be filed by amendment.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement on Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

JACKSON FINANCIAL INC.

By:	/s/ Marcia Wadsten
Name: Marcia Wadsten
Title: Executive Vice President and Chief Financial Officer

Dated: March 22, 2021

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